Exhibit 15.3

Our ref	YCU/752169-000001/31638273v2

So-Young International Inc.

2/F, East Tower, Poly Plaza

No. 66 Xiangbin Road

Chaoyang District, Beijing

People’s Republic of China

18 April 2025

Dear Sir

Re: So-Young International Inc.

We have acted as legal advisers as to the laws of the Cayman Islands to So-Young International Inc., an exempted company with limited liability incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2024 (the “Annual Report”), which will be filed with the SEC in the month of April 2025.

We consent to the reference to our firm under the heading “Item 10. Additional Information—E. Taxation—Cayman Islands Taxation” and “Item 16G. Corporate Governance” in the Annual Report, and further consent to the incorporation by reference into the Registration Statements on Form S-8 (File Nos. 333-232109, 333-259708 and 333-271101) filed on 14 June 2019, 22 September 2021 and 4 April 2023 respectively of the summary of our opinion under the heading “Item 10. Additional Information—E. Taxation—Cayman Islands Taxation” in the Annual Report. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP
Maples and Calder (Hong Kong) LLP